Exhibit 10.7

December 28, 2013

Scott Rowlinson

[Address]

Re: Offer of Employment

Dear Scott

On behalf of Aeglea Development Company, Inc. (the “Company”), it is my pleasure to formally offer you the position of Vice President of Research & Development, with an anticipated start date in February 2014 to be mutually agreed upon. This letter contains an overview of the responsibilities, compensation and benefits associated with this position. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

During employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company. You will report to David G. Lowe, President & CEO, and will be expected to abide by all of the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment and the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

While employed by the Company, your annual base salary will be $235,000, less any federal, state and local payroll taxes and other withholdings legally required or properly requested by you (the “Base Salary”). The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion.

BONUS

For each calendar year of employment (beginning with 2014), you will be eligible to receive a discretionary bonus in an amount targeted at 20 percent (20%) of the Base Salary paid to you in that calendar year (the “Annual Bonus”). Your entitlement to receive an Annual Bonus and the amount thereof will be determined by the Board in its sole discretion based on (i) the Company’s financial performance and financial resources as well as (ii) the Board’s evaluation of your performance for a given year and your achievement of certain objectives in the applicable calendar year as set forth and approved by the Board. You will be eligible for an Annual Bonus for a given calendar year only if you remain employed by the Company through the date that such Annual Bonus is paid; as a result, you forfeit any Annual Bonus for which you might otherwise be eligible if your employment ends for any reason before the date of payment. Nothing guarantees your receipt of an Annual Bonus in any amount if the specified objectives are not met and/or any of the other conditions set forth herein are not satisfied in a given calendar year.

INCENTIVE SHARES

As additional compensation the Company will arrange for the grant to you by Aeglea Biotherapeutics Holdings, LLC (“Parent”) of 232,154 Common B Shares of Parent, representing three quarters of one percent (0.75%) of Parent’s outstanding Common Shares, determined on a fully-diluted, as-converted basis, immediately following the closing of Parent’s Series A Preferred Share Financing (the “Incentive Shares”). The Incentive Shares will be granted pursuant to and subject to the terms and conditions of Parent’s equity incentive plan and will be further subject to the terms of an incentive share agreement as approved by Parent’s Board of Representatives setting forth the vesting conditions and other restrictions, as well as Parent’s LLC Agreement as amended from time to time. One-fourth of the total number of such Incentive Shares will vest on the first anniversary of the Effective Date, and one forty-eighth (1/48th) of the total number of Incentive Shares will vest each month over the following thirty six (36) months thereafter. To the extent there is any discrepancy between this Offer Letter and the terms of the incentive share agreement, the incentive share agreement will control.

BENEFITS

During employment with the Company, you will be eligible to participate in any medical, dental, profit sharing or other employee benefit plans of the Company, if any, on the same basis and subject to the same qualifications and limitations, as other similarly situated employees in the Company. Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies. You will also be eligible to receive any paid holiday time and vacation time observed by the Company in accordance with the Company’s policies and procedures. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies at any time.

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term. Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position. Accordingly, as an “at-will” employee, the Company may terminate your employment or you may resign your employment with the Company at any time, for any reason or no reason.

RESTRICTIVE COVENANTS

No later than your first day of employment you will be expected to sign a Proprietary Information and Inventions Assignment Agreement (the “Agreement”) in the form attached hereto as Exhibit A. Your employment with the Company is contingent upon your execution of this Agreement.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade

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secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any non-competition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

We look forward to your contribution to the Company. If you have any questions about the terms of this offer or the contents of this letter, please contact me at (650) 387-5294. In acknowledgment and acceptance of our offer, please sign this Offer Letter as well as the Agreement and return both documents to me at the address below.

Sincerely,

AEGLEA DEVELOPMENT COMPANY, INC.

By: /s/ David G. Lowe

Name: David G. Lowe

Title: President & CEO

Address: 815-A Brazos St., #101

               Austin, TX 78746

AGREED AND ACCEPTED:

/s/ Scott Rowlinson	1/21/2014
Signature	Date

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EXHIBIT A

AEGLEA DEVELOPMENT COMPANY, INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Proprietary Information and Inventions Assignment Agreement (the “Agreement”) is made and entered into this 18 day of February, 2014, by and between Aeglea Development Company, Inc., a Delaware corporation (the “Company”), and Scott W. Rowlinson (the “Employee”).

WHEREAS, the Company has offered Employee employment with the Company, which offer of employment is conditioned upon, among other things, Employee’s execution and delivery of this Agreement; and

WHEREAS, Employee has agreed to the terms of this Agreement in partial consideration for the offer of employment by the Company; and

WHEREAS, Employee understands that, in its business, the Company has developed and uses commercially valuable technical and nontechnical information and that, to guard the legitimate interests of the Company, it is necessary for the Company to keep such information confidential and to protect such information as trade secrets or by patent, copyright or other proprietary rights; and

WHEREAS, Employee recognizes that the methods, processes, products and materials developed or used by the Company are the proprietary information of the Company, that the Company regards this information as valuable trade secrets and that its use and disclosure must be carefully controlled; and

WHEREAS, Employee further recognizes that, although some of the Company’s customers and suppliers are well known, other customers, suppliers and prospective customers and suppliers are not so known, and the Company views the names and identities of these customers, suppliers and prospective customers and suppliers, as well as the content of any sales proposals, as being the Company’s trade secrets; and

WHEREAS, Employee further recognizes that any ideas, methods or processes of the Company that presently are not being sold, and that therefore are not public knowledge, are considered trade secrets of the Company; and

WHEREAS, Employee understands that all such information is vital to the success of the Company’s business and that Employee, through Employee’s employment, will become acquainted with some or all of such information and may contribute to that information through inventions, discoveries, improvements, software development, or in some other manner; and

WHEREAS, Employee understands that this Agreement, and particularly the provisions of Section 2 of this Agreement (the “Covenants”), are reasonably necessary to the protection of the Company’s business.

NOW, THEREFORE, in consideration of the employment of Employee with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Company. The term “Company” as used herein shall include Aeglea Development Company, Inc., and any of its subsidiaries, subdivisions or affiliates, whether existing now or in the future, and each of their respective successors and assigns, including without limitation Aeglea BioTherapeutics Holdings, LLC and any subsidiary thereof.

2. Nondisclosure.

(a) Employee hereby acknowledges that he or she will hold positions of trust and confidence with the Company, and that during the course of his or her employment he or she will be exposed to and work with clients and others in the employ of the Company sharing information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace, including, but not limited to, tangible and intangible information relating to trade secrets or other confidential information respecting inventions, research, Biological Materials, products, designs, methods, know-how, formulae, techniques, systems, processes, source code, software programs, works of authorship, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company (collectively, the “Proprietary Information”). As used in this Agreement, the term “Biological Materials” means all chemical or biological materials of any kind, including, without limitation, any and all reagents, substances, chemical compounds, proteins or derivatives thereof, subcellular constituents, cells or cell lines, tissue samples, organisms and progeny, mutants, derivatives or replications thereof or therefrom. During and after the term of Employee’s employment with the Company, Employee agrees not to disclose or reveal any Proprietary Information to any third party or use or attempt to use any Proprietary Information for his or her own benefit or for the benefit of any third party, other than in the course of performing duties assigned by the Company, as authorized by the Company, or as may be required by court order, statute, law or regulation.

(b) Further, Employee agrees that during his or her employment Employee shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, research, data, formulae, documentation or other written, electronic, photographic, or other tangible material containing Proprietary Information (“Derivative Proprietary Information”), whether created by the Employee or others, which shall come into the Employee’s custody or possession relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company.

(c) Employee understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Employee’s employment and thereafter, and without in any way limiting the provisions of Section 2(a), Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company and its affiliates who need to know such information in connection with their work for the Company and its affiliates) or use, except in connection with his or her work for the Company, Third Party Information unless expressly authorized in writing by the Company.

(d) Employee further agrees that he or she shall not, after the termination of his or her employment for any reason, use or permit to be used any Proprietary Information, Derivative Proprietary Information or Third Party Information, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company or the Company’s current, former or prospective customers or clients, as applicable, and that immediately upon Employee’s resignation or the termination of Employee’s employment for any or no reason, Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, and shall not at any time thereafter copy or reproduce the same. With respect to any Proprietary Information, Derivative Proprietary Information or Third Party Information stored in digital or electronic format, Employee agrees that all of the foregoing will be erased or deleted from all electronic storage media owned, managed or controlled by Employee.

3. Assignment of Inventions. If at any time or times during the Employee’s employment, the Employee shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection) (the “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company in connection with such customer’s or supplier’s activities with the Company or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith, (ii) results from tasks assigned to the Employee by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. Employee shall promptly disclose to the Company (or any persons designated by it) each such Development. As may be necessary to ensure the Company’s ownership of such Developments, the Employee hereby assigns any rights, title and interest (including, but not limited to, any patent copyrights and trademarks) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation. Employee shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, Employee will, during his or her employment and at any time thereafter, at the request and expense of the Company, sign,

execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright, trademark or other analogous protection relating to a Development, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and in behalf of Employee and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Developments assigned hereunder to the Company.

In addition, any report or other documentation or materials, whether written or electronic, or any portions thereof, prepared by Employee for or on behalf of the Company or which discuss the Developments or the business of the Company or its customers (the “Written Data”) shall be and is produced as a “work made for hire” under the copyright laws of the United States. As a “work made for hire”, the copyrights in the Written Data shall belong to Company from their creation and no further action by Company shall be necessary to perfect Company’s rights therein. All right, title and interest, including any copyright in and to any Written Data that does not qualify as a “work made for hire” shall be and hereby is assigned to Company. In addition, Employee agrees to assist Company in taking any subsequent legal steps that may be required to perfect Company’s copyrights in this Written Data including, but not limited to, executing a formal assignment of copyright that can be recorded.

Inventions, if any, patented or unpatented, that Employee made prior to the commencement of Employee’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Exhibit A attached hereto a complete list of all inventions that Employees has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be his or her property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any of the Company’s products, materials or intellectual property without the Company’s prior written consent.

Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions which are made known to Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

4. Equitable Relief; Reasonableness. Employee acknowledges that the Company may have no adequate means of protecting its rights under this Agreement, including without limitation under Section 2, other than by securing equitable relief in the form of an injunction (a court order prohibiting Employee from violating this Agreement). Accordingly, Employee agrees that the Company is entitled to enforce this Agreement by obtaining a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section shall prohibit the Company from pursuing any other remedies available to it, including but not limited to the recovery of monetary damages.

5. No Employment Obligation; Employment at Will. Employee understands that this Agreement does not create an obligation on the Company or any other person or entity to continue Employee’s employment. Notwithstanding anything to the contrary contained herein or in any other agreement or instrument, Employee shall remain an employee terminable at will, and this Agreement shall not be construed as a contract of employment or construed so as to create or confirm any rights or obligations by either the Company or Employee with respect to the continuing employment of the Employee.

6. No Breach. The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that, to the best of the Employee’s knowledge, the Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company, and the Employee will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7. Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

8. Severability. Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.

9. Survival. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

10. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee shall not be entitled to assign or delegate any of its rights or obligations hereunder. This Agreement may be amended only in a writing signed by each of the parties hereto.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Proprietary Information and Inventions Assignment Agreement as of the date first above written.

EMPLOYEE:

/s/ Scott W. Rowlinson
Scott W. Rowlinson

COMPANY:

Aeglea Development Company, Inc.

By:	/s/ David G. Lowe
David G. Lowe, President and CEO

EXHIBIT A

The following is a complete list of all inventions or improvements including those relevant to the subject matter of Employee’s employment by Aeglea Development Company, Inc. that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s engagement by Aeglea Development Company, Inc.

☐	No inventions or improvements.

☐	See below:

[To be determined]

☐	Additional sheets attached.